As filed with the Securities and Exchange Commission on July 23, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMC CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation or organization)

04-2680009

(I.R.S. Employer Identification No.)

176 South Street, Hopkinton, Massachusetts 01748

(Address of Principal Executive Offices)

Data Domain, Inc. 2002 Stock Plan

Data Domain, Inc. 2007 Equity Incentive Plan

(Full title of the plan(s))

Paul T. Dacier, Esq.

Executive Vice President and General Counsel

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

(Name and Address of Agent for Service)

(508) 435-1000

(Telephone number, including area code for agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.01 par value per share	23,294,597	$14.38	$334,976,304.86	$18,691.68

(1)	This Registration Statement covers 23,294,597 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), that may be issued pursuant to awards granted under the Data Domain 2002 Stock Plan and 2007 Equity Incentive Plan.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on July 22, 2009.

EXPLANATORY NOTE

On July 23, 2009, Envoy Merger Corporation, a wholly owned subsidiary of the Registrant, merged with and into Data Domain, Inc. (“Data Domain”), with Data Domain surviving the merger (the “Merger”) as a wholly owned subsidiary of the Registrant.

This Registration Statement on Form S-8 is being filed for the purpose of registering 23,294,597 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to awards granted under the Data Domain 2002 Stock Plan or the Data Domain 2007 Equity Incentive Plan to persons who were employees, consultants or non-employee directors of Data Domain prior to and immediately after the effective time of the Merger, and who, immediately prior to the Merger, were holders of options to purchase shares of common stock, par value $0.0001 per share, of Data Domain that were automatically converted into options to purchase shares of Common Stock at the effective time of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, as filed with the Commission on February 27, 2009;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Commission on May 8, 2009;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2009 (as to the matters set forth in Items 2.05 and 2.06 only), January 23, 2009, April 29, 2009, June 1, 2009, July 9, 2009 and July 23, 2009; and

(d)	the description of the Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 4, 1988, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4	Description of Securities.

Not applicable.

Item 5	Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon for the Registrant by Paul T. Dacier, Executive Vice President and General Counsel of the Registrant. Mr. Dacier holds options to purchase Common Stock, owns shares of Common Stock and is eligible to participate in the Registrant’s stock option and stock purchase plans.

Item 6.	Indemnification of Directors and Officers.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a Massachusetts corporation may, in its articles of organization, eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty notwithstanding any law to the contrary, except for liabilities involving (i) any breach of duty of loyalty to the corporation or to the shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) certain improper distributions or (iv) any transaction from which the director derived an improper personal benefit.

Section 8.51 of the MBCA authorizes a Massachusetts corporation to indemnify a director of the corporation against liability in such capacity if the director (i) conducted himself in good faith, (ii) reasonably believed his conduct was in, or at least not opposed to, the best interests of the corporation, and (iii) in the case of a criminal proceeding, had no reason to believe his conduct was unlawful. Section 8.51 also allows for indemnification of a director if the liability in question was eliminated by the corporation’s articles of organization pursuant to Section 2.2(b)(4) of the MBCA. Section 8.52 of the MBCA requires that a Massachusetts corporation indemnify a director who was wholly successful on the merits or otherwise in the defense of any proceeding to which such director was a party because he was a director of the corporation. Section 8.56 of the MBCA authorizes a corporation to indemnify an officer of the corporation to the same extent as a director, and if such officer is not a director of the corporation, to such further extent as may be provided in the corporation’s articles of organization, bylaws, board resolution or contract provided that the officer may not be indemnified for acts or omissions not in good faith, intentional misconduct or knowing violations of law. Section 8.56 of the MBCA requires that a Massachusetts corporation indemnify an officer of the corporation who was wholly successful on the merits or otherwise in the defense of any proceeding to which such officer was a party because he was an officer of the corporation.

Section 8.53 of the MBCA authorizes a Massachusetts corporation to pay for, in advance, a director’s reasonable expenses in a proceeding if, among other things, the director delivers to the corporation (i) a written confirmation of his good faith belief that he has met the relevant standard of conduct in Section 8.51, and (ii) a written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined, pursuant to procedures further laid out in the MBCA, that he has not met the standard of conduct for under Section 8.51.

The Registrant’s Restated Articles of Organization include a provision that eliminates the personal liability of each of its directors for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law, notwithstanding any provision of law imposing such liability, except for liability, to the extent required by Section 13(b)(1 1/2) or any successor provision of the Massachusetts Business Corporation Law, (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the Massachusetts Business Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of the Registrant (any person serving another organization in one or more of the indicated capacities at the request of the Registrant who shall have acted in good faith in the reasonable belief that such individual’s action was in the best interests of such other organization to be deemed as having acted in such manner with respect to the Registrant) or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Registrant, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of the Registrant; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the Registrant in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the Registrant the amounts so paid by the Registrant if it is ultimately determined that indemnification for such expenses is not authorized under the Registrant’s Amended and Restated Bylaws. The right of indemnification provided under the Registrant’s Amended and Restated Bylaws shall not be exclusive of or affect any other rights to which any director or officer may be entitled.

The Registrant has entered into indemnification agreements with each of its directors and executive officers providing for the indemnification of such director or executive officer to the extent legally permissible and for the payment of expenses, including counsel fees, reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Restated Articles of Organization of the Registrant, as amended (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 27, 2009)

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 27, 2009)

4.3	Form of Stock Certificate of the Registrant’s Common Stock (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 29, 2008)

4.4	Data Domain 2002 Stock Plan (incorporated by reference to Data Domain’s Registration Statement on Form S-1 (File No. 333-141716) filed with Commission on March 30, 2007, as amended)

4.5	Data Domain 2007 Equity Incentive Plan (incorporated by reference to Data Domain’s Registration Statement on Form S-1 (File No. 333-141716) filed with Commission on March 30, 2007, as amended)

5.1	Opinion of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant, as to the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on the signature pages to this Registration Statement)

Item 9.	Undertakings.

The Registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Hopkinton, Commonwealth of Massachusetts, on July 23, 2009.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier
Executive Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Joseph M. Tucci, David I. Goulden and Paul T. Dacier, and each of them singly, with the power to act without the other, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of July 23, 2009.

Signatures	Title	Date

/s/ Joseph M. Tucci Joseph M. Tucci	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 23, 2009

/s/ David I. Goulden David I. Goulden	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 23, 2009

/s/ Mark A. Link Mark A. Link	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 23, 2009

/s/ Michael W. Brown Michael W. Brown	Director	July 23, 2009

/s/ Randolph L. Cowen Randolph L. Cowen	Director	July 23, 2009

/s/ Michael J. Cronin Michael J. Cronin	Director	July 23, 2009

/s/ Gail Deegan Gail Deegan	Director	July 23, 2009

/s/ John R. Egan John R. Egan	Director	July 23, 2009

/s/ W. Paul Fitzgerald W. Paul Fitzgerald	Director	July 23, 2009

/s/ Edmund F. Kelly Edmund F. Kelly	Director	July 23, 2009

/s/ Windle B. Priem Windle B. Priem	Director	July 23, 2009

/s/ Paul Sagan Paul Sagan	Director	July 23, 2009

/s/ David N. Strohm David N. Strohm	Director	July 23, 2009

EXHIBIT INDEX

4.1	Restated Articles of Organization of the Registrant, as amended (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 27, 2009)

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 27, 2009)

4.3	Form of Stock Certificate of the Registrant’s Common Stock (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 29, 2008)

4.4	Data Domain 2002 Stock Plan (incorporated by reference to Data Domain’s Registration Statement on Form S-1 (File No. 333-141716) filed with Commission on March 30, 2007, as amended)

4.5	Data Domain 2007 Equity Incentive Plan (incorporated by reference to Data Domain’s Registration Statement on Form S-1 (File No. 333-141716) filed with Commission on March 30, 2007, as amended)

5.1	Opinion of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant, as to the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on the signature pages to this Registration Statement)